Exhibit 99.1

NOBUYUKI DENDA, FORMER CEO OF INTEL JAPAN,
JOINS VIASPACE BOARD OF DIRECTORS

PASADENA, CA, USA and TOKYO, JAPAN — August 29, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, today announced the appointment of Mr. Nobuyuki “Norm” Denda to the company’s Board of Directors. Mr. Denda is currently CEO of Denda Associates Co., Ltd. in Tokyo, Japan. Denda Associates provides consulting and business assistance for foreign companies seeking to do business in Japan. Mr. Denda had previously been with Intel Japan Corp. since 1971, serving as Marketing & Sales Director, Vice President of Intel US, President of Intel Japan, and then CEO and Chairman from 1997-2001.

“VIASPACE is honored to have a person with Mr. Denda’s experience and background on our board,” states VIASPACE CEO, Dr. Carl Kukkonen. “Our Direct Methanol Fuel Cell Corporation subsidiary is working in Japan and Asia to develop manufacturing and distribution partnerships, and customer relationships for its methanol fuel cartridge products. Mr. Denda is very knowledgeable about direct methanol fuel cells, and he has excellent contacts with the Japanese OEMs that are working on portable electronic devices powered by these fuel cells. Mr. Denda is also familiar with VIASPACE’s security and defense business. Overall our global business will strongly benefit from Mr. Denda’s strategic advice.”

Under Norm Denda’s leadership, Denda Associates has direct access to top leaders in the Japanese electronics industry. Denda himself brings three decades of management experience including CEO at Intel Japan where, for example, he played a key part in the birth and development of Sony’s PC (VAIO) business. Denda Associates has the experience and proven track record of facilitating the introduction and market acceptance of non-Japanese companies, products, and ideas into the Japanese market.

“I believe that direct methanol fuel cells have a great potential for powering portable electronic devices such as notebook computers and cell phones,” states Mr. Norm Denda. “I want to help VIASPACE and its Direct Methanol Fuel Cell Corporation become successful in the Japanese market.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.